Ram Associates

CERTIFIED PUBLIC ACCOUNTANTS

FIRM FOUNDATION
MEMBER CPA

December 06, 2017

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To Board of Directors,

Nano Stone Inc.

We hereby consent to the inclusion in the Offering Statement on Form 1-A, as it may be amended, of our independent auditors' report dated December 06, 2017, of our audits related to the balance sheet of Nano Stone Inc., as of December 31, 2016 and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended, and the related notes to the financial statements.

Very truly yours,

Ram Associates

Hamilton, New Jersey

3240 EAST STATE STREET EXT. • HAMILTON, NJ 08619 • (609) 631-9552/631-9553 • FAX (888) 319-8898
PKRAM@RAMASSOCIATES.US